Exhibit 99.1

News Release
Sales and Profitability Growth Drive Continuing Momentum in L.B. Foster First Quarter 2024 Results; Company Reaffirms 2024 Guidance

•First quarter net sales of $124.3 million up 7.6% year over year (up 16.9% organically1); gross profit of $26.2 million up 12.7% year over year with gross margins expanding 90 basis points ("bps") to 21.1%.
•First quarter net income of $4.4 million favorable $6.6 million year over year; first quarter adjusted EBITDA1 of $5.9 million up 32.4% year over year.
•Net debt1 of $74.9 million down $2.5 million and Gross Leverage Ratio1 of 2.2x down 0.2x versus last year's comparable quarter end. Net debt at quarter end included the impact of $3.5 million in net proceeds received for a non-core property sale completed during the quarter.
•First quarter new orders1 were $132.4 million, down $7.1 million from last year, but up sequentially $26.9 million, or 25.5%. Organic orders1 were up 3.0% over last year excluding an $11.3 million impact from divestitures and product line exits. The trailing twelve month book-to-bill ratio1 was 0.94 : 1.00.
•Backlog1 at quarter end was $222.3 million, down $37.6 million from last year (including $12.1 million from divestitures and product line exits), but up sequentially $8.5 million, or 4.0%.
•Full year 2024 financial guidance reaffirmed; net sales expected to range from $525.0 million to $560.0 million, adjusted EBITDA expected to range from $34.0 million to $39.0 million, free cash flow expected to range from $12.0 million and $18.0 million, and capital spending as a percent of sales expected to range from 2.0% to 2.5%.

PITTSBURGH, PA, May 7, 2024 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2024 first quarter operating results.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, "We had an exceptionally-strong start to 2024 with organic growth and profitability expansion as the key highlights of the first quarter. After a sluggish finish to 2023, our Rail business rebounded in the first quarter delivering 29.4% organic sales growth and 22.5% gross margins which were up 30 bps over last year and up 330 bps sequentially. Results in the Infrastructure business were somewhat softer with sales essentially flat year over year on an organic basis as adverse weather conditions impacted volumes in our Precast Concrete business. However, we grew our Precast backlog 17.0% during the quarter which should lead to increased volumes in the coming quarters as we expect more favorable conditions during the traditional construction season in the second and third quarter. Improved sales and profitability across our Steel Products businesses helped to offset the weaker Precast results within Infrastructure in the quarter. All in all, I'm pleased with our first quarter results and continuing progress along our transformation journey."

Mr. Kasel continued, "Our reported results in the quarter included a $3.5 million gain associated with the sale of an ancillary industrial property in Magnolia, Texas. We've excluded this gain from the adjusted EBITDA of $5.9 million, which was up $1.5 million, or 32.4%, over last year. Cash proceeds received from the sale were used to pay down our revolving credit facility balance, resulting in net debt of $74.9 million at quarter end. As expected, net debt increased $22.2 million during the quarter primarily due to increased working capital to support sales growth. On a year-over-year basis, net debt declined $2.5 million, with the resulting 2.2x Gross Leverage Ratio down 0.2x from last year. We remain focused on our capital allocation priorities, which include maintaining a reasonable leverage level around 2.0x as well as investing in organic growth and tuck-in acquisition opportunities. We also remain active with our stock buyback program, with 1.4% of outstanding shares repurchased in a little less than a year and $12.3 million of the
1 See "Non-GAAP Financial Measures" and "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding organic sales and new orders, adjusted EBITDA, Gross Leverage Ratio per the Company's credit agreement, net debt, new orders, backlog, book-to-bill ratio, and related reconciliations to their most comparable GAAP financial measure.

original $15 million authorization remaining through February 2026. While cash flow from operations was a $21.9 million use in the quarter, we expect our operating cash flow will improve along typical seasonal patterns as the year progresses. Finally, 2024 is the last year of our Union Pacific settlement funding which will allow for additional free cash flow in 2025 and beyond."

Mr. Kasel concluded, "As expected, order rates began to show signs of recovery in the quarter, increasing 3.0% over last year after adjusting for divestitures and product line exits completed last year. First quarter orders were up sequentially 25.5% and were particularly strong in the Rail business with a 39.4% increase over last year's fourth quarter. Infrastructure orders were down 26.1% year over year primarily due to divestitures and product line exit activities, but were up 7.0% sequentially. The TTM book-to-bill ratio was 0.94 : 1.00 due to the strong sales performance relative to order rates indicating an improvement in lead times and order fulfillment across the business. Backlog at quarter end was a healthy $222.3 million, up $8.5 million during the quarter, and demand levels across the majority of our end markets remain robust. As a result, we are reaffirming our 2024 financial guidance, remain focused on executing our strategic transformation and look forward to reporting our progress throughout the year."

Financial Guidance

2024 Full Year Financial Guidance	Low	High
Net sales	$525,000	$560,000
Adjusted EBITDA	$34,000	$39,000
Free cash flow	$12,000	$18,000
Capital spending as a percent of sales	2.0%	2.5%

First Quarter Consolidated Highlights
The Company’s first quarter performance highlights are reflected below:

	Three Months Ended March 31,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023

	(Unaudited)
Net sales	$124,320	$115,488	$8,832	7.6%
Gross profit	26,249	23,291	2,958	12.7
Gross profit margin	21.1%	20.2%	90 bps	4.5
Selling and administrative expenses	$22,749	$21,423	$1,326	6.2
Selling and administrative expenses as a percent of sales	18.3%	18.5%	(20) bps	(1.1)
Operating profit	$2,283	$503	$1,780	353.9
Net income (loss) attributable to L.B. Foster Company	4,436	(2,152)	6,588	**
Adjusted EBITDA	5,933	4,482	1,451	32.4
Adjusted EBITDA margin[1]	4.8%	3.9%	90 bps	23.2
New orders	$132,385	$139,515	$(7,130)	(5.1)
Backlog	$222,261	$259,881	$(37,620)	(14.5)
**Results of this calculation not considered meaningful.

•Net sales for the 2024 first quarter were $124.3 million, up $8.8 million, or 7.6%, over the first quarter of 2023. Net sales increased 16.9% organically and decreased 9.2% due to divestiture and product line exit activity. Organic sales growth was driven by the Rail, Technologies, and Services segment.

•Gross profit for the 2024 first quarter was $26.2 million, a $3.0 million increase year over year, or 12.7%, and gross profit margins increased by 90 basis points to 21.1%. The improvement in gross profit was due to the business portfolio changes in line with the Company's strategic transformation along with overall higher sales volumes and favorable mix.

•Selling and administrative expenses for the 2024 first quarter were $22.7 million, a $1.3 million increase, or 6.2%, over the prior year quarter. The increase was primarily attributed to personnel costs and professional services expenditures. Selling and administrative expenses as a percentage of net sales decreased to 18.3% in the current quarter, down from 18.5% last year.

•Operating profit for the 2024 first quarter was $2.3 million, favorable by $1.8 million over the prior year quarter. The improvement in operating profit was due to increased gross profit, partially offset by higher selling and administrative expenses.

•Net income attributable to the Company for the 2024 first quarter was $4.4 million, or $0.40 per diluted share, favorable by $6.6 million from the prior year quarter. The change in net income attributable to the Company was due to favorable operating profit as well as other income - net of $3.5 million in 2024 versus other expense - net of $1.8 million in 2023. Other income - net for the three months ended March 31, 2024 includes a net gain of $3.5 million on the sale of the Company’s former joint venture facility and land in Magnolia, Texas. Other expense - net for the three months ended March 31, 2023 includes the $2.0 million loss on the sale of Chemtec.

•Adjusted EBITDA for the 2024 first quarter, which adjusts for the net gain on the sale of the Magnolia, Texas property, was $5.9 million, a $1.5 million increase, or 32.4%, over the prior year quarter. Adjusted EBITDA for 2023 first quarter adjusts for the loss on the sale of Chemtec.

•New orders totaling $132.4 million for the 2024 first quarter decreased $7.1 million, or 5.1%, from the prior year quarter, $11.3 million of which was due to divestiture and exit activity. Backlog totaling $222.3 million decreased by $37.6 million, or 14.5%, compared to the prior year quarter, $12.1 million of which was due to divestiture and product line exit activity.

•Cash used by operating activities totaled $21.9 million in the first quarter, an increase of $28.8 million over cash provided by operating activities of $6.9 million in the prior year quarter.

•Net debt of $74.9 million as of March 31, 2024 reflects a decrease of $2.5 million from the prior year quarter and an increase of $22.2 million from the prior quarter. The Gross Leverage Ratio of 2.2x as of March 31, 2024 reflects a decline of 0.2x compared to the prior year quarter and an increase of 0.5x from prior quarter. Net debt and leverage levels are elevated due to organic growth initiatives and higher seasonal working capital needs.

First Quarter Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended March 31,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023
Net sales	$82,623	$64,384	$18,239	28.3%
Gross profit	$18,571	$14,284	$4,287	30.0
Gross profit margin	22.5%	22.2%	30 bps	1.3
Segment operating profit	$6,778	$2,388	$4,390	183.8
Segment operating profit margin	8.2%	3.7%	450 bps	121.2
New orders	$83,741	$73,722	$10,019	13.6
Backlog	$86,038	$113,593	$(27,555)	(24.3)

•Net sales for the 2024 first quarter were $82.6 million, a $18.2 million increase, or 28.3%, over the prior year quarter, 29.4% of which was due to organic sales growth, slightly offset by a 1.1% decline from divestitures. Organic sales growth was driven by improvement in both Rail Products and Technology Services and Solutions, offset by lower volumes in the Global Friction Management business.

•Gross profit for the 2024 first quarter was $18.6 million, a $4.3 million increase, and gross profit margins expanded by 30 basis points to 22.5%. Gross profit improvement was driven primarily by higher sales and improved business mix.

•Segment operating profit for the 2024 first quarter was $6.8 million, a $4.4 million increase over the prior year quarter, due to the improvement in gross profit.

•Orders increased by $10.0 million, driven primarily by Rail Products as well as Global Friction Management, which offset declines in Technology Services and Solutions. Backlog of $86.0 million decreased $27.6 million from the prior year quarter driven almost entirely by Rail Products, due to timing fluctuations in the execution of large orders. Changes in orders and backlog associated with last year's Concrete Ties divestiture were declines of $2.7 million and $3.5 million, respectively.

Infrastructure Solutions Segment

	Three Months Ended March 31,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023
Net sales	$41,697	$51,104	$(9,407)	(18.4)%
Gross profit	$7,678	$9,007	$(1,329)	(14.8)
Gross profit margin	18.4%	17.6%	80 bps	4.5
Segment operating loss	$(1,393)	$(356)	$(1,037)	(291.3)
Segment operating loss margin	(3.3)%	(0.7)%	(260) bps	(373.2)
New orders	$48,644	$65,793	$(17,149)	(26.1)
Backlog	$136,223	$146,288	$(10,065)	(6.9)

•Net sales for the 2024 first quarter were $41.7 million, down $9.4 million, or 18.4%, from the first quarter of 2023. Organic sales increased 1.0%, with strong sales growth in Steel Products largely offset by lower volumes in Precast Concrete Products due to adverse weather conditions impacting customer project execution. Divestiture and product line exit activity contributed 19.5% of the sales decline.

•Gross profit for the 2024 first quarter was $7.7 million, a $1.3 million decrease, driven by the Chemtec divestiture and lower sales volume in Precast Concrete Products. Gross profit margins expanded 80 basis points to 18.4% due primarily to portfolio changes.

•Segment operating loss for the 2024 first quarter was $1.4 million, unfavorable by $1.0 million from the prior year quarter due to lower gross profit levels, partially offset by improvement in selling and administrative expenses.

•First quarter new orders were $48.6 million, down $17.1 million from the prior year quarter, largely due to divestiture and product line exit activity contributing a decline of $8.5 million. Backlog of $136.2 million reflects a $10.1 million decrease from the prior year quarter, $8.5 million of which was due to product line exit activity.

First Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2024 operating results on Tuesday, May 7, 2024 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through May 14, 2024 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BI8f399e212e594fcd9e0290cf4954179c to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA and free cash flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

Organic order growth (decline) depicts new orders excluding the effects of divestiture and product line exit activities. Management believes this measure provides investors with a supplemental understanding of underlying trends by providing order growth on a consistent basis. Portfolio changes are considered based on their comparative impact over the last three months, to determine the differences in 2023 versus 2024 results due to these transactions.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Track Components, Chemtec, and Ties businesses, and acquisitions of the Skratch Enterprises Ltd., Intelligent Video Ltd., VanHooseCo Precast LLC, and Cougar Mountain Precast, LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of SOFR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; geopolitical conditions, including the ongoing conflicts between Russia and Ukraine and Israel and Hamas; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Stephanie Schmidt
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2024	2023

Sales of goods	$104,463	$98,538
Sales of services	19,857	16,950
Total net sales	124,320	115,488
Cost of goods sold	81,469	78,065
Cost of services sold	16,602	14,132
Total cost of sales	98,071	92,197
Gross profit	26,249	23,291
Selling and administrative expenses	22,749	21,423
Amortization expense	1,217	1,365
Operating profit	2,283	503
Interest expense - net	1,125	1,388
Other (income) expense - net	(3,536)	1,827
Income (loss) before income taxes	4,694	(2,712)
Income tax expense (benefit)	289	(541)
Net income (loss)	4,405	(2,171)
Net loss attributable to noncontrolling interest	(31)	(19)
Net income (loss) attributable to L.B. Foster Company	$4,436	$(2,152)

Per share data attributable to L.B. Foster shareholders:
Basic earnings (loss) per common share	$0.41	$(0.20)
Diluted earnings (loss) per common share	$0.40	$(0.20)

Average number of common shares outstanding - Basic	10,762	10,792
Average number of common shares outstanding - Diluted	10,985	10,792

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,148	$2,560
Accounts receivable - net	57,871	53,484
Contract assets - net	24,141	29,489
Inventories - net	85,761	73,496
Other current assets	12,063	8,961
Total current assets	182,984	167,990
Property, plant, and equipment - net	76,133	75,999
Operating lease right-of-use assets - net	14,098	14,905
Other assets:
Goodwill	31,995	32,587
Other intangibles - net	18,198	19,010
Other assets	2,993	2,715
TOTAL ASSETS	$326,401	$313,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,368	$40,305
Deferred revenue	11,458	12,479
Accrued payroll and employee benefits	5,340	16,978
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	159	102
Other accrued liabilities	15,856	17,442
Total current liabilities	84,181	95,306
Long-term debt	77,926	55,171
Deferred tax liabilities	1,191	1,232
Long-term operating lease liabilities	11,178	11,865
Other long-term liabilities	6,648	6,797
Stockholders' equity:
Common stock	111	111
Paid-in capital	41,866	43,111
Retained earnings	129,069	124,633
Treasury stock	(5,829)	(6,494)
Accumulated other comprehensive loss	(20,616)	(19,250)
Total L.B. Foster Company stockholders’ equity	144,601	142,111
Noncontrolling interest	676	724
Total stockholders’ equity	145,277	142,835
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$326,401	$313,206

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and organic results adjusted for the impact of 2024 and 2023 divestiture and product line exit activity. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three months ended March 31, 2024, the Company made adjustments to exclude the gain on an asset sale. In the three months ended March 31, 2023, the Company made adjustments to exclude the loss on a divestiture and contingent consideration adjustments associated with the VanHooseCo acquisition. The Company believes the results adjusted to exclude these items are useful to investors as these items are non-routine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of divestiture and product line exit activities. Management believes this measure provides investors with a supplemental understanding of underlying trends by providing sales growth on a consistent basis. Management provides organic sales growth (decline) at the consolidated and segment levels. Portfolio changes are considered based on their comparative impact over the last three months, to determine the differences in 2023 versus 2024 results due to these transactions.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and adjustments to segment results to exclude portfolio actions and one-time adjustments made (in thousands, except for percentages and ratios):

	Three Months Ended March 31,
	2024	2023

	(Unaudited)
Adjusted EBITDA Reconciliation
Net income (loss), as reported	$4,405	$(2,171)
Interest expense - net	1,125	1,388
Income tax expense (benefit)	289	(541)
Depreciation expense	2,374	2,505
Amortization expense	1,217	1,365
Total EBITDA	$9,410	$2,546
Gain on asset sale	(3,477)	—
Loss on divestiture	—	2,033
VanHooseCo contingent consideration	—	(97)
Adjusted EBITDA	$5,933	$4,482
Net sales, as reported	$124,320	$115,488
Adjusted EBITDA Margin	4.8%	3.9%

	March 31, 2024	December 31, 2023	March 31, 2023
Net Debt Reconciliation
Total debt	$78,085	$55,273	$80,096
Less: cash and cash equivalents	(3,148)	(2,560)	(2,639)
Net debt	$74,937	$52,713	$77,457

Change in Consolidated Sales	Three Months Ended March 31,	Percent Change
2023 net sales, as reported	$115,488
Decrease due to divestitures and exit	(10,642)	(9.2)%
Change due to organic sales	19,474	16.9%
2024 net sales, as reported	$124,320

Total sales change, 2023 vs 2024	$8,832	7.6%

Change in Rail, Technologies, and Services Sales	Three Months Ended March 31,	Percent Change
2023 net sales, as reported	$64,384
Decrease due to divestiture	(701)	(1.1)%
Change due to organic sales	18,940	29.4%
2024 net sales, as reported	$82,623

Total sales change, 2023 vs 2024	$18,239	28.3%

Change in Infrastructure Solutions Sales	Three Months Ended March 31,	Percent Change
2023 net sales, as reported	$51,104
Decrease due to divestiture and exit	(9,941)	(19.5)%
Change due to organic sales	534	1.0%
2024 net sales, as reported	$41,697

Total sales change, 2023 vs 2024	$(9,407)	(18.4)%

Change in Consolidated New Orders	Three Months Ended March 31,	Percent Change
2023 new orders, as reported	$139,515
Decrease due to divestitures and exit	(11,267)	(8.1)%
Change due to organic new orders	4,137	3.0%
2024 new orders, as reported	$132,385

Total new orders change, 2023 vs 2024	$(7,130)	(5.1)%

Note percentages may not foot due to rounding.